ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH, OTCBB:APCSF

September 21, 2009

ALDA Pharmaceuticals Closes Private Placement for

Gross Proceeds of $1.5 Million

Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, the “Company”) is pleased to announce that it has closed the private placement originally announced in a news release dated July 17, 2009. A total of 6,000,000 Units of the Company were issued at a price of $0.25 per Unit for gross proceeds of $1,500,000.  Each Unit consists of one common share of ALDA and one non-transferable share purchase warrant entitling the holder to acquire one additional common share of ALDA at a price of $0.40 per common share for a period of twelve (12)  months from the date of the issuance of the purchase warrant with a forced exercise provision attached to each warrant commencing on the day following the expiry of any applicable hold period on the underlying Common Share, stating that if, for ten consecutive trading days, the closing price of the listed shares of the Company exceeds $0.80 then the exercise period of the warrants will be reduced to a period of 10 days following such trading days. Net proceeds from the offering will be used for working capital.

All securities issued with respect to the private placement will be subject to a hold period expiring on January 17, 2010 in accordance with the policies of the TSX Venture Exchange and applicable Canadian securities laws.

The Company has agreed to pay finders' fees of 5% of the gross proceeds of $686,750.00 to certain eligible finders to be satisfied by the payment of $34,337.50.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the marketing of its anti-microbial products and the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF. The Company is an Official Supplier of the 2010 Olympic Winter Games, 2010 Paralympic Winter Games, Canadian Olympic Committee, 2010 Canadian Olympic Team and 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Distribution & Sales Contact
Diane Mann

604-521-8300 Ext. 4

Office

604 -657-0369

Cellular

diane_mann@aldacorp.com

Retail Sales

Eastern Esthetics (ON, QU, NB, NS, PE, NL)

902-450-2161

LCN Canada – West (MB, SK, AB, BC, NW, YK)

780-462-2580

Investor Relations Contact

Scott Young

604-288-7222

syoung@freeformcom.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com